Exhibit 10.1

KELLY SERVICES, INC.
SHORT-TERM INCENTIVE PLAN
KELLY SERVICES, INC.

(Amended and Restated February 12, 2015)

Section 1 – Purposes.

This KELLY SERVICES, INC. SHORT-TERM INCENTIVE PLAN (the “Plan”) provides for annual incentive compensation payable in cash to those key officers and employees of the Company or any affiliated entity, who, from time to time, may be selected for participation. The Plan is intended to provide incentives and rewards for the contributions of such employees toward the successful achievement of the Company’s financial and business goals established for the current year.

Section 2 – Administration.

The Plan shall be administered by the Compensation Committee of the Board of Directors, which for purposes of establishing and administering awards pursuant to Section 8 shall consist of outside directors as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended, pursuant to Treasury Regulations or other Internal Revenue Service guidance (“Section 162(m)”). The Committee shall have authority to make rules and adopt administrative procedures in connection with the Plan and shall have discretion to provide for situations or conditions not specifically provided for herein consistent with the overall purposes of the Plan.

Section 3 – Selection of Participants.

Except for awards pursuant to Section 8, the Committee may delegate to the chief executive officer of the Company, if also a director, its authority to select those key officers and employees entitled to participate under the Plan each year. Approval of eligible participants may be made at any time during each award year.

Section 4 – Establishing Performance Objectives.

The Committee annually, no later than the first 90 days of the year (except in limited circumstances), shall establish one or more performance objectives on a Company-wide and/or divisional/departmental basis, which may consist of quantitatively measurable performance standards or qualitative performance standards, the achievement of which requires subjective assessment, or both. For any award opportunities granted after the first 90 days of a year, the Committee can use the performance period that starts on the first day of the fiscal year or calendar year, the Committee may choose to prorate such performance period, or the Committee may select such other period and designate as the performance period. The Committee shall take into account which (if any), types or categories of extraordinary, unusual, non-recurring or other items or events shall be excluded or otherwise not fully taken into account when actual Company or divisional/departmental results are calculated.

With respect to any employee who is the chief executive officer or among the three highest compensated officers (other than the chief executive officer or the chief financial officer) of the Company for any fiscal year, whose compensation is subject to disclosure under the Exchange Act rules, and who is a Section 16 Reporting Person (Named Executive Officer – “NEO”), and any other employee of the Company who is included in the definition of “covered employee” for purposes of Section 162(m) or an individual that the Committee reasonably believes may become a NEO and designates the award as subject to Section 162(m)’s requirements (“Prospective NEO”), the Committee shall apply the special provisions of Section 8.

Section 5 – Establishing Target Awards.

No later than the first 90 days of each year (except in limited circumstances), target award levels will be established and expressed as a percentage of eligible earnings, for employees selected to participate under the Plan, and the Committee will establish target award levels for each NEO and Prospective NEO. The Committee may establish target award levels by individual employee (e.g., for NEOs/Prospective NEOs) or by category of employee (e.g., senior vice presidents). Eligible earnings are defined as paid base salary and interim/secondment/assignment pay, excluding pay for disability, bonuses, dividends and other reimbursements and allowances. Except as otherwise designated, individual participants may earn an award payout ranging from threshold to the maximum as a percentage of their target award opportunity that the Committee may set in place from time to time (if actual Company results for the period do not at least equal threshold performance amount or level specified by the Committee, then payout will be zero). The Committee shall also approve guidelines established annually that determine what portion of the target award opportunity, if any, is based on the achievement of the Company performance objective(s) and what portion or portions are based on the achievement of other objectives. The Committee will establish an award payout schedule based upon the extent to which the Company performance objective (or objectives) is or is not achieved or exceeded.

Section 6 – Determining Final Awards.

Except as provided in Section 8, the Committee shall have discretion to adjust final awards up or down from the target award opportunity depending on (a) the extent to which the Company performance objective(s) is either exceeded or not met, and (b) the extent to which other objectives, e.g. subsidiary, division, department, unit or other performance objectives are attained. The Committee shall have full discretion to make other adjustments in final awards based on individual performance as it considers appropriate under the circumstances.

Section 7 – Windfalls and Catastrophic Losses

A Windfall is an excessively large potential payment for results not driven by participant actions (e.g., acquisitions, market reconfigurations, significant changes in the Company’s business) or due to inequities or errors in the Plan.

Catastrophic Loss is a situation where incentive payments are unexpectedly reduced or eliminated due to business situations that were not foreseeable or preventable by participants (e.g. tornadoes, floods, other natural disasters, etc.).

If any situation is identified as a Windfall or Catastrophic Loss, participants will be notified if there is to be any adjustment in the calculation or payment; provided, however, that no award to a NEO or Prospective NEO may be increased pursuant to this Section 7.

Section 8 – Special Provisions Applicable to NEOs and Prospective NEOs.

No later than the first 90 days of each year the Committee shall consider the establishment of a Plan target award opportunity, expressed as a percentage of eligible earnings, for each of the NEOs and Prospective NEOs.

The Committee shall select one or a combination of the following as objective performance standards:

(a)
Earnings (which includes net profits, operating profits, operating earnings, and net income, and which may be calculated before or after taxes, interest, depreciation, or amortization, as specified at the time the Performance Award is granted) or earnings per share of Company Stock;

(b)	Revenues;

(c)	Gross Profits;

(d)	Cash flow;

(e)	Return on revenues, gross profits, sales, assets or equity;

(f)	Customer or employee retention;

(g)	Customer satisfaction;

(h)	Expenses or expense levels;

(i)	One or more operating ratios;

(j)	Stock price;

(k)	Market share;

(l)	Capital expenditures;

(m)	Net borrowing, debt leverage levels, credit quality or debt ratings;

(n)	The accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions;

(o)	The Company’s Quality Management System;

(p)	Shareholder return;

(q)	Organizational health/productivity;

(r)	Sales volume; and/or

(s)	Brand or product recognition/acceptance.

The Committee shall also specify no later than the first 90 days of the year which (if any), types or categories of extraordinary, unusual, non-recurring or other items or events shall be excluded or otherwise not fully taken into account when actual Company or divisional/departmental results are calculated.

With respect to a NEO who is newly hired or is promoted by the Company during a performance period, the Committee shall grant an award opportunity, or adjust an award opportunity previously granted, to such NEO for such performance period pursuant to the provisions of this Section 8; provided, however, that no award opportunity shall be granted or adjusted in such a manner as to cause any such award to fail as “qualified performance-based compensation” within the meaning of section 162(m).

(a). Pro-Rated Awards for Newly-Eligible Executives. A NEO who is granted an award opportunity more than 90 days after the beginning of the performance period, either because the NEO is newly hired or is promoted into a NEO position, will be granted an award opportunity under the Plan for such performance period based on the award levels established by the Committee during the first 90 days of the performance period for similar employees at the new or promoted NEO’s award level, with the threshold, target, and maximum award that can be earned at each level pro-rated based on the ratio of the number of full months remaining in the performance period on and after the date of hire or promotion (as applicable) to the total number of months in the performance period. For any award level created between the award levels for which the Committee has established the threshold, target, and maximum levels, straight-line interpolation shall be used to determine the pro-rated threshold, target, and maximum award opportunity in accordance with this Section 8.

(b). Adjustments to Outstanding Awards. If a NEO is promoted after the beginning of a performance period, such employee’s outstanding award level for such performance period will be adjusted, effective as of the date of such promotion, based on the award levels established by the Committee during the first 90 days of the performance period for similar employees at such employee’s new award level. The adjustments to each such NEO’s award level shall be pro-rated on a monthly basis, with the threshold, target, and maximum award level for the employee’s original position and the original performance goals applicable for the number of full months preceding the effective date of the promotion and the threshold, target, and maximum award level for the employee’s new position and any revised performance goals applicable for the remaining number of months in the performance period. For any award level created between the award levels for which the Committee has established the threshold, target, and maximum levels as described above, straight-line interpolation shall be used to determine the pro-rated threshold, target, and maximum award opportunity in accordance with this Section 8.

(c). Negative Discretion. Notwithstanding any other provision of this Section 8, the Committee retains the discretion to reduce the amount of any award opportunity, including a reduction of such amount to zero. By way of illustration, and not in limitation of the foregoing, the Committee may, in its discretion, determine (i) not to grant a pro-rated award opportunity pursuant to Section 8, (ii) not to adjust an outstanding award opportunity pursuant to Section 8, (iii) to grant a pro-rated award opportunity in a smaller amount than would otherwise be provided by Section 8, or (iv) to adjust an outstanding award opportunity to produce a smaller award than would otherwise be provided by Section 8, above.

The Committee shall finally establish and certify an award payout schedule based upon the extent to which the Company objective performance standard(s) is or is not achieved or exceeded. The Committee retains the right in its discretion to reduce an award based on Company, divisional/departmental or individual performance, but will have no discretion to increase any award so calculated.

In addition to award opportunities based on quantitatively determinable performance standards, the Committee may, in its discretion and acting in the best interests of the Company, set one or more other incentive goals for a portion or all of a NEO’s or Prospective NEO’s Plan award opportunity, the achievement of which need not be quantitatively determinable but, instead, may require subjective assessments of the quality of performance to which the goals relate (“qualitative performance standards”). If a qualitative performance standard is established with respect to a NEO’s or Prospective NEO’s Plan target award opportunity, the Committee shall specify the amount that will be based on that objective. The Committee will have discretion to increase or decrease that portion of an award which does not qualify for the performance-based exclusion from the Section 162(m) cap on compensation deductibility.

In no event shall the total annual Plan award to a NEO or Prospective NEO, including the non-performance-based portion, exceed $3,000,000 a year.

Section 9 – Time of Distribution.

Distribution of awards shall be made as soon as practicable following the close of the year for which earned, but in no event later than 2-1/2 months following the award year unless otherwise determined by the Committee or its designee.

Section 10 – Forfeiture.

Until such time as the full amount of an award has been paid, a participant’s right to receive any unpaid amount shall be wholly contingent and shall be forfeited if, prior to payment, the participant is no longer in the employ of the Company, provided, however, that the Committee may in its discretion waive such condition of continued employment. A participant on an approved leave of absence as of the payment date is not eligible to receive payment of an award until the participant returns to active status. It shall be an overriding precondition to the payment of any award (a) that the participant not engage in any activity that, in the opinion of the Committee, is in competition with any activity of the Company or any affiliated entity or otherwise inimical to the best interests of the Company and (b) that the participant furnish the Committee with all such information confirming satisfaction of the foregoing condition as the Committee shall reasonably request. If the Committee makes a determination that a participant has engaged in any such competitive or otherwise inimical activity, such determination shall operate to immediately cancel all then unpaid award amounts.

Section 11 – Death.

Any award remaining unpaid, in whole or in part, at the death of a participant shall be paid to the participant’s legal representative or to a beneficiary designated by the participant in accord with rules established by the Committee. Such payment will be made no later than 2-1/2 months following the award year.

Section 12 – Compliance with Section 409A of the U.S. Internal Revenue Code.

    It is intended that awards made under the STIP shall not constitute the deferral of compensation under Section 409A of the U.S. Internal Revenue Code (“Code”). STIP shall be construed, administered, and governed in a manner that effects such intent, and the Committee shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the STIP payment shall not be deferred, accelerated, extended, paid out, settled, adjusted, substituted, exchanged or modified in a manner that would cause the payment to fail to satisfy the conditions of an applicable exception from the requirements of Section 409A of the Code or otherwise would subject the Grantee to the additional tax imposed under Section 409A of the Code.

Section 13 – No Right to Employment or Award.

No employee shall have any claim or right to receive an award, and participation in the Plan shall not confer upon any employee a right to continued employment by the Company. Further, the Company and each affiliated entity reaffirms its at-will relationship with its employees and expressly reserves the right at any time to terminate an employee for any reason or no reason at any time except as modified by an authorized written agreement or if prohibited by applicable law.

Section 14 – Amendment or Termination.

The Board of Directors of the Company reserves the right at any time to make any changes in the Plan as it may consider desirable or may discontinue or terminate the Plan at any time, except that Section 8 cannot be changed in any way which would violate IRS regulations under Internal Revenue Code Section 162(m) without stockholder approval.

Section 15 – Sources.

The Company’s operating statements, human resources and payroll records will be used to determine eligible participants, eligible earnings and applicable business results used in all incentive calculations.

Section 16 – Compensation Changes/Transfers.

If a participant’s eligible earnings or STIP target percentage changes during the year, or if an employee transfers into or out of STIP during the year, any STIP award will be pro-rated appropriately, provided that any adjustments to awards pursuant to Section 8 will be adjusted as permitted under Section 162(m).
Section 17 – Assignment.

No funds, assets or other property of Kelly, and no obligation or liability of Kelly under any incentive plan, will be subject to any claim of any participant, nor will any participant have any right or power to pledge, encumber or assign an incentive payment.

Section 18 – Unauthorized Representations.

No director, officer, employee or other person has the authority to enter into any agreement, either written or oral, with any person or participant concerning the Plan or payment of an incentive, or to make any representation or warranty with respect to any incentive award. Only the President/CEO or the Senior Vice President of Global Human Resources will have such authority.

Section 19 – Tax-Related Liabilities.

The federal supplemental income tax withholding rate will be applied to all STIP payments for U.S. participants and appropriate tax withholdings will be applied in the other countries outside of U.S. Participants are responsible for determining the tax consequences of incentive payments and arranging for appropriate withholding. The Company will not be responsible for and will be held harmless and indemnified by participants from liability for payments, interest, penalties, costs, or expenses incurred as a result of not arranging for sufficient withholding or deductions from incentive payments.

Section 20 – Interpretation and Construction.

If an award is intended to qualify as performance-based compensation under Section 162(m), any provision of the Plan that would prevent such Award from so qualifying shall be administered, interpreted and construed to carry out such intention and any provision that cannot be so administered, interpreted and construed shall to that extent be disregarded.